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                                                                    Exhibit 23.7

                  CONSENT OF STAGG ENGINEERING SERVICES, INC.


     We hereby consent to: (1) the reference to us under the captions "Coal Reserve Data" and "Engineers"; and (2) the use of information from or based on our reserve report of February 1998, with respect to the demonstrated coal reserves acquired by CC Coal Company, an indirect subsidiary of AEI Resources, Inc. ("AEI"), from Addington Enterprises, Inc. (which previously acquired such assets from Great Western Coal (Kentucky), Inc., d/b/a Crockett Collieries (Kentucky), Inc. and Harley Land Company) on June 26, 1998, all of which are included in the prospectus of AEI Holding Company, Inc. (the "Company") and AEI for the registration of US$200,000,000 of the 102% Senior Notes of the Company and AEI due 2005, which prospectus is part of the registration statement to which this consent is an exhibit.

     We further wish to advise that Stagg Engineering Services, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Stagg Engineering Services, Inc. nor any of its employees had or now has a substantial interest in the Company, AEI or any of their respective subsidiaries.

Respectfully submitted,


Stagg Engineering Services, Inc.


By:  /s/Alan K. Stagg

Name: Alan K. Stagg

Title:  President

Date:  April 21, 1999